Exhibit 107

CALCULATION OF FILING FEE TABLES

S-1

Capstone Holding Corp.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, par value $0.0005 per share	(1)	Other	4,081,672	$1.57	$6,408,225.04	0.0001531	$981.10

Total Offering Amounts:							$6,408,225.04		981.10
Total Fees Previously Paid:									0.00
Total Fee Offsets:									0.00
Net Fee Due:									$981.10

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Offering Note(s)

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended, the securities being registered hereunder include such indeterminate number of additional shares of Common Stock as may from time to time be issued after the date hereof as a result of stock splits, stock dividends, recapitalizations or other similar transactions.

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) under the Securities Act, as amended, based on the average of the high and low prices of the Company’s Common Stock reported on the Nasdaq Capital Market on July 28, 2025, a date within five business days prior to the initial filing of the registration statement to which this exhibit is attached.